Exhibit 10.3

CENTENNIAL RESOURCE DEVELOPMENT, INC.
THIRD AMENDED AND RESTATED
NON-EMPLYEE DIRECTOR COMPENSATION PROGRAM

Effective Date: April 29, 2020

Each member of the board of directors (the “Board”) of Centennial Resource Development, Inc. (the “Company”) who is not an employee of the Company or any parent or subsidiary of the Company and is not affiliated with Riverstone Investment Group LLC or NGP Energy Capital Management, L.L.C. (each, a “Non-Employee Director”) will receive the compensation in this Third Amended and Restated Non-Employee Director Compensation Program (this “Program”) for service as a Non-Employee Director. The compensation described in this Program will be paid or be made, as applicable, automatically and without further action of the Board to each Non-Employee Director who is entitled to receive the compensation, unless the Non-Employee Director declines receipt of the compensation by written notice to the Company. The terms and conditions of this Program will supersede any prior cash or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. This Program will remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Non-Employee Director will have any rights under this Program.
I.    Cash Compensation
A.    Annual Retainers. Each Non-Employee Director will receive an annual retainer of $87,500 (the “Director Retainer”). If a Non-Employee Director is also serving as the Chairman of the Board as contemplated by the Company’s Corporate Governance Guidelines, such Non-Employee Director will receive an additional annual retainer of $33,000 as compensation for the additional responsibilities associated with serving as the Chairman of the Board (the “Chairman Retainer” and, together with the Director Retainer, the “Retainers”).
B.    Payment of Retainers. The Retainers will be earned on a quarterly basis based on a calendar quarter and paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. If a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, or a Non-Employee Director serves as the Chairman of the Board but not for an entire calendar quarter, the Non-Employee Director’s Retainer will be prorated for the portion of the calendar quarter actually served as a Non-Employee Director or Chairman of the Board, as applicable.
II.    Equity Compensation
Non-Employee Directors will be granted the awards of Restricted Stock (as defined in the Company’s 2016 Long Term Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”)) described below (each, a “Restricted Stock Award”). The Restricted Stock Awards will be granted under and subject to the terms of the Plan and award agreements in substantially the form approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all Restricted Stock Awards under this Program are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

A.     Restricted Stock Awards. A Non-Employee Director who is serving as a Non-Employee Director as of the last day of the Company’s fiscal year (in each case, an “Annual Grant Date”) will be automatically granted on each Annual Grant Date a number of shares of Restricted Stock equal to the quotient obtained by dividing (i) the applicable Annual Award Amount (as defined below) by (ii) the average daily closing price of one share of the Company’s Common Stock on the NASDAQ Capital Market over the five consecutive trading days ending on the day before the applicable Annual Grant Date. If a Non-Employee Director is first appointed or elected on a date other than an Annual Grant Date, or a member of the Board first becomes a Non-Employee Director as described in clause B below on a date other than an Annual Grant Date (in either case, a “Mid-Year Grant Date”), the Non-Employee Director will be automatically granted on the Mid-Year Grant Date a number of shares of Restricted Stock equal to the quotient obtained by dividing (x) the product of the applicable Annual Award Amount and the number of days remaining in the Company’s fiscal year following the Mid-Year Grant Date, by (y) the product of 365 and the average daily closing price of one share of the Company’s Common Stock on the NASDAQ Capital Market over the five consecutive trading days ending on the day before the Mid-Year Grant Date. Each Annual Grant Date and Mid-Year Grant Date shall be referred to individually as a “Grant Date.” For each Non-Employee Director, the “Annual Award Amount” determined on the applicable Grant Date shall equal (a) $162,500, plus (b) $67,000, if the Non-Employee Director is the Chairman of the Board on the Grant Date, plus (c) $20,000, if the Non-Employee Director is the chair of the Audit Committee of the Board on the Grant Date, plus (d) $15,000, if the Non-Employee Director is the chair of the Compensation Committee of the Board on the Grant Date, and plus (e) $15,000, if the Non-Employee Director is the chair of the Nominating and Corporate Governance Committee of the Board on the Grant Date.
B.    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are otherwise eligible, be eligible to receive, Restricted Stock Awards under this Program on Grant Dates occurring on or after their termination of employment with the Company and any parent or subsidiary of the Company.
C.    Vesting. Each Restricted Stock Award shall vest in a single installment on the earlier to occur of (i) the first anniversary of the Grant Date and (ii) immediately prior to and contingent upon the closing of a Change in Control (as defined in the Equity Plan), subject in each case to the Non-Employee Director continuing in service as a Non-Employee Director through the vesting date. Unless the Board otherwise determines, any Restricted Stock Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director will be immediately forfeited upon such termination of service and will not thereafter become vested.
III.    Compensation Limits
Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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